Exhibit 99.1

Atlantic Coast Financial Corporation Reports First Quarter 2011 Results

JACKSONVILLE, Fla.--(BUSINESS WIRE)--April 26, 2011--Atlantic Coast Financial Corporation (the "Company") (NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the "Bank"), today reported financial results for the first quarter ended March 31, 2011.

For the first quarter of 2011, the Company reported a net loss of $3.4 million compared with a net loss in the year-earlier quarter of $2.8 million. The net loss was equal to $1.36 per diluted share versus $1.07 per diluted share in the first quarter of 2010 (as adjusted for the completion of the second-step conversion).

The Company's higher net loss for the first quarter of 2011 primarily reflected increased compensation costs related to the expansion of its mortgage banking and small business lending areas as well as higher credit related costs. The Company also recognized higher non-interest expenses due to certain benefit plans previously revised for the benefit of the Company and subject to restoration upon the completion of the Company's second-step conversion. These expenses were offset partially by a lower provision for loan losses and an increase in non-interest income.

Other notable aspects of the Company's first quarter report included:

  As previously reported, the Company completed its second-step conversion and offering in February, raising $14.4 million in new capital, net of expenses.
  The Bank remained well capitalized in the first quarter of 2011, with a Tier 1 (core) capital ratio of 6.3% and a total risk-based capital ratio of 11.4% at March 31, 2011.
  Non-performing assets at March 31, 2011, increased to $39.7 million on a linked-quarter basis from $38.1 million at December 31, 2010, but was largely unchanged from $39.4 million at March 31, 2010.
  Annualized net charge-offs to average loans declined to 1.75% for the first quarter of 2011 from 2.84% for the fourth quarter of 2010 and 2.69% for the year-earlier first quarter.
  As part of its capital management strategy, the Company continued to shrink its balance sheet in the first quarter, as total assets declined to $810.1 million at March 31, 2011, from $827.4 million at December 31, 2010, and $914.0 million at March 31, 2010.

Commenting on the first quarter results, G. Thomas Frankland, President and Chief Executive Officer, said, "We have continued to deal aggressively with our credit quality issues. Our main focus continues to be on reducing delinquent and non-performing loans, and our efforts this quarter yielded positive, although modest improvements. While non-performing assets did increase slightly on a linked-quarter basis, the trend in new non-performing loans has flattened over the last several quarters. This led to lower net charge-offs for the first quarter of 2011 and a reduction in the provision for loan loss expense compared with both the fourth and first quarters of 2010.

"Small business lending continues to be a bright spot for our growth," Frankland added. "During the quarter, we originated approximately $2.0 million in new small business and SBA loans and our pipeline includes almost $20.0 million in loans in process at March 31, 2011. Our Small Business Lending Fund application, which is still pending, adds to our enthusiasm for this product line.

"With respect to our mortgage initiatives, we have been disappointed with our sales production and operational execution thus far," Frankland continued. "However, we have quickly identified the issues that have restrained our progress and have dealt with them decisively. Our actions have included changes in leadership, the modification of compensation programs and improved operational efficiency. Accordingly, we expect to see continued improvement in production over the remainder of the year. In spite of a recent softening in the market for residential lending, we continue to believe mortgage banking represents an attractive fee income opportunity for the Bank."

Frankland also pointed out that as part of the Company's capital preservation initiatives, total assets declined versus the end of 2010 and the year-earlier quarter. With additional capital added in February associated with the second-step conversion and offering, the Company expects to see moderate asset growth for the remainder of the year.

Capital Position

The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 6.3%, 10.2%, and 11.4% at March 31, 2011, respectively, and as such, they continued to exceed the required minimums of 5%, 6%, and 10%, respectively, necessary to be deemed a well-capitalized institution. In addition, stockholders' equity represented 6.77% of total assets at that date.

On February 3, 2011, the Company, as successor to Atlantic Coast Federal Corporation, completed the conversion from a mutual holding company structure and the related public stock offering and is now a stock holding company that is 100% owned by public stockholders. The Company sold a total of 1,710,857 shares of common stock in the subscription and community offerings, resulting in gross proceeds of approximately $17.1 million before offering expenses of $2.7 million. After paying off a $5.0 million loan, the majority of the remaining proceeds were contributed to the Bank. Each outstanding share of Atlantic Coast Federal Corporation, other than those owned by Atlantic Coast Federal, MHC that were sold as part of the conversion, was converted into 0.1960 share of the Company's common stock.

As previously announced, the Company submitted an application to the Treasury Department and the Office of Thrift Supervision in February 2011 for funding from the Small Business Lending Fund, a federal program created under the Small Business Jobs Act of 2010 to encourage lending to America's small businesses by providing Tier 1 capital to community banks. If approved, this funding will further enhance the Company's ability to expand its small business lending program and could add up to an additional $15 million in capital.

The following tabular presentations highlight other key aspects of the Company's performance.

Asset Quality	At and for the Three Months Ended
	March 31, 2011	Dec. 31, 2010	March 31, 2010
	($ in millions)
Non-performing loans	$30.5	$28.1	$34.4
Non-performing loans to total loans	5.54%	4.99%	5.61%
Non-performing assets	$39.7	$38.1	$39.4
Non-performing assets to total assets	4.91%	4.60%	4.31%
Net charge-offs	$2.6	$4.5	$4.2
Net charge-offs to average outstanding loans	1.75%	2.84%	2.69%

  Non-performing loans and non-performing assets increased in the first quarter of 2011 on a linked-quarter basis primarily due to continued weakness in the Company's one-to-four family residential loan portfolio.
  Non-performing loans declined in the first quarter of 2011 compared with the year-earlier quarter primarily due to the sale of $6.3 million in non-performing loans in June 2010.
  Overall, the pace of loans migrating to non-performing status generally has begun to level out.
  Net charge-offs declined in the first quarter of 2011 on a sequential and year-over-year basis primarily due to lower charge-offs on one-to-four family residential loans.
Provision / Allowance for Loan Losses	At and for the Three Months Ended
	March 31, 2011	Dec. 31, 2010	March 31, 2010
	($ in millions)
Provision for loan losses	$2.8	$6.9	$3.7
Allowance for loan losses	$13.6	$13.3	$13.3
Allowance for loan losses to total loans	2.46%	2.37%	2.17%
Allowance for loan losses to non-performing loans	44.43%	47.44%	38.70%

  The provision for loan losses declined in the first quarter of 2011 compared with the fourth quarter of 2010 due to a combination of lower charge-offs, a $2.1 million general reserve established in the fourth quarter for deterioration of collateral valuations in the Company's residential mortgage portfolio caused by a slowdown in the foreclosure process, and a $1.6 million specific reserve established on a $7.5 million commercial loan relationship.
  The allowance for loan losses, both in total amount and relative to total loans, has increased over the past year and also has increased relative to non-performing loans compared with the year-earlier quarter.
  The Company remains conservative in its methodology for identifying problem loans early in the cycle and aggressive in charging down residential and home equity loans on the date such loans become non-performing.
Net Interest Income	Three Months Ended
	March 31, 2011	Dec. 31, 2010	March 31, 2010
	($ in millions)
Net interest income	$5.3	$5.9	$5.6
Net interest margin	2.77%	2.84%	2.64%

  Total net interest income declined in the first quarter of 2011 primarily due to a decrease in average interest-earning assets compared with both the linked and year-earlier quarters.
  Net interest margin declined modestly in the first quarter of 2011 on a linked-quarter basis because of the write-off of unamortized debt issuance costs associated with a $5.0 million loan from another financial institution that was satisfied with the proceeds of the second-step conversion and offering.
  The year-over-year increase in net interest margin primarily reflected a reduction in the Company's funding costs; total deposits declined $20.8 million pursuant to the capital preservation plan, led by a $27.3 million decrease in certificates of deposit, of which $17.4 million were brokered deposits. This decrease was partially offset by growth in core deposits of $6.5 million primarily due to the continued success of the Bank's Kasasa™ deposit program.

Non-Interest Income / Non-Interest Expense	Three Months Ended
	March 31, 2011	Dec. 31, 2010	March 31, 2010
	($ in millions)
Non-interest income	$1.9	$2.7	$1.1
Non-interest expense	$7.8	$6.8	$5.8
Efficiency ratio	108.7%	79.93%	85.68%

  The decline in non-interest income for the first quarter of 2011 compared with the fourth quarter of 2010 reflected gains in the fourth quarter on sales of investment securities of approximately $820,000 compared with $132,000 in the first quarter of 2011.
  Non-interest expense for the first quarter of 2011 increased compared with the linked and year-earlier quarters, primarily due to higher compensation expenses and increased costs of loan collections. First quarter 2011 compensation expense reflected $783,000 related to the restoration of supplemental executive retirement plans that partially vested as a result of the completion of the Company's recent second-step conversion. Also, the Company had higher compensation expenses in the first quarter of 2011 compared with the same quarter of 2010 due to the expansion of the mortgage banking and small business lending areas.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets through 12 locations, with a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FINANCIAL CORPORATION
Unaudited Financial Highlights
(In thousands, except per share amounts)

	March 31, 2011	Dec. 31, 2010	March 31, 2010
Total assets	$810,101	$827,442	$914,021
Cash and cash equivalents	11,818	8,550	37,961
Securities available for sale	156,995	149,090	204,217

Loans held for sale	35,011	49,318	5,253
Loans receivable, gross	551,297	563,096	613,166
Allowance for loan losses	13,563	13,344	13,308
Loans receivable, net	537,734	549,752	599,858

Total deposits	507,706	528,497	584,692
Federal Home Loan Bank advances	145,000	150,000	172,718
Securities sold under agreements to purchase	92,800	92,800	92,800
Stockholders' equity	54,867	44,791	56,371

		Three Months Ended
		March 31, 2011	March 31, 2010
Interest income		$9,794	$11,202
Interest expense		4,489	5,567
Net interest income		5,305	5,635
Provision for loan losses		2,797	3,722
Net interest income after provision for loan losses		2,508	1,913
Non-interest income		1,889	1,089
Non-interest expense		7,820	5,761
Loss before income taxes		(3,423)	(2,759)
Income tax expense		--	--
Net loss		$(3,423)	$(2,759)

Net loss per basic and diluted share		$(1.36)	$(1.07)

Basic and diluted weighted average shares outstanding		2,512	2,577

Net loss per basic and diluted shares, as well as the number of basic and diluted shares outstanding have been restated to give effect to the Company's conversion from a mutual holding company structure to a stock holding company form of organization, which was completed on February 3, 2011. In the conversion and offering, the Company issued 0.1960 share of Atlantic Coast Financial Corporation common stock for each share of Atlantic Coast Federal Corporation common stock previously outstanding (other than those owned by Atlantic Coast Federal, MHC) and sold 1,711,000 new shares of common stock. The net loss per basic and diluted share for the first quarter ended March 31, 2010, as originally reported, was $0.21, and the number of basic and diluted weighted average shares outstanding for that quarter, as reported, was 13,147,000.

ATLANTIC COAST FINANCIAL CORPORATION
Selected Consolidated Financial Ratios and Other Data (Unaudited)
(Dollars in thousands)

	At and for the Three Months Ended
	March 31, 2011	March 31, 2010
Interest rate information
Net interest spread	2.64%	2.50%
Net interest margin	2.77%	2.64%

Average balances
Loans receivable	$588,985	$628,458
Total interest-earning assets	$765,771	$852,635
Total assets	$815,873	$906,626
Deposits	$516,249	$573,999
Total interest-bearing liabilities	$719,644	$808,287
Total liabilities	$762,490	$848,950
Stockholders' equity	$53,383	$57,676

Performance ratios (annualized)
Return on average total assets	-1.68%	-1.22%
Return on average stockholders' equity	-25.65%	-19.13%
Ratio of operating expenses to average total assets	3.83%	2.54%
Efficiency ratio	108.70%	85.68%
Ratio of average interest-earning assets to average interest-bearing liabilities	106.41%	105.49%

Asset quality ratios
Non-performing loans	$30,530	$34,390
Foreclosed assets	$9,213	$5,035
Impaired loans	$41,880	$38,697
Non-performing assets to total assets	4.91%	4.31%
Non-performing loans to total assets	3.77%	3.76%
Non-performing loans to total loans	5.54%	5.61%
Allowance for loan losses to non-performing loans	44.43%	38.70%
Allowance for loan losses to total loans	2.46%	2.17%
Net charge-offs to average outstanding loans (annualized)	1.75%	2.69%

Capital ratios
Stockholders' equity to total assets	6.77%	6.17%
Average stockholders' equity to average total assets	6.54%	6.36%

CONTACT:
Atlantic Coast Financial Corporation
Thomas B. Wagers, Sr., 904-565-8570
Chief Financial Officer